EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

RJD Green, Inc. (A Development Stage Company):

We  consent  to  the  inclusion  of  in  the  foregoing  Registration  Statement  on  Form  S-1  of  our  report  dated

December 6, 2012, relating to our audit of the financial statements of RJD Green Inc. as of August 31, 2012 and  for  the  period  from  September  10,  2009  (Inception)  through  August  31,  2012.  Our  report  dated

December  6,  2012,  relating  to  the  financial  statements  includes  an  emphasis  paragraph  relating  to  an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/Anton & Chia, LLP

Newport Beach, CA

May 14, 2013